                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                        WESLEY JESSEN VISIONCARE, INC.

                                      AT

                             $38.50 NET PER SHARE

                                      BY

                             WJ ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  NOVARTIS AG


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON MONDAY, JULY 3, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 30, 2000 (THE "MERGER AGREEMENT"), AMONG NOVARTIS AG ("PARENT"), WJ ACQUISITION CORP. ("PURCHASER") AND WESLEY JESSEN VISIONCARE, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT SHALL CONSTITUTE 51% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                                ---------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.

                                ---------------

                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

June 6, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 SUMMARY TERM SHEET.......................................................   i
 INTRODUCTION.............................................................   1

  1. Terms of the Offer; Expiration Date.................................    4

  2. Acceptance for Payment and Payment for Shares.......................    6

  3. Procedures for Accepting the Offer and Tendering Shares.............    7

  4. Withdrawal Rights...................................................   11

  5. Certain Federal Income Tax Consequences.............................   12

  6. Price Range of Shares; Dividends....................................   13

  7. Certain Information Concerning the Company..........................   13

  8. Certain Information Concerning Purchaser and Parent.................   15

  9. Financing of the Offer and the Merger...............................   17

 10. Background of the Offer; Contacts with the Company; the Merger
     Agreement...........................................................   17

 11. Purpose of the Offer; Plans for the Company After the Offer and the
     Merger..............................................................   31

 12. Dividends and Distributions.........................................   34

 13. Possible Effects of the Offer on the Market for Shares, Nasdaq
     Listing, Margin Regulations and Exchange Act Registration...........   35

 14. Certain Conditions of the Offer.....................................   36

 15. Certain Legal Matters and Regulatory Approvals......................   38

 16. Fees and Expenses...................................................   40

 17. Miscellaneous.......................................................   41

SCHEDULES
   Schedule I--Directors and Executive Officers of Parent and Purchaser

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers on the back cover of this offer to purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  . We are WJ Acquisition Corp., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Novartis AG. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

  . Novartis is a world leader, both in sales and in innovation, in its continued core businesses: pharmaceuticals, generics, eyecare products and medicines, consumer health and animal health. Novartis also is a world leader in agribusiness, the operations of which will be spun off to form Syngenta AG in 2000. The common stock of Novartis is listed on the Swiss Stock Exchange under the symbol "SWX" and the American Depositary Shares of Novartis are traded on the New York Stock Exchange under the symbol "NVS".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  . We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Wesley Jessen VisionCare, Inc., as well as the rights that are associated with the common stock. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  . We are offering to pay $38.50 per share, net to each seller in cash and without interest. See the "Introduction" and Section 1.

  . If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See the "Introduction".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  . We are not obligated to purchase any shares unless at least 51% of the outstanding shares are validly tendered and not withdrawn prior to the expiration of the offer. See Sections 1 and 14.

  . We are not obligated to purchase any shares unless and until the applicable waiting period under the HSR Act has expired or been terminated. See Section 15.

These and other conditions to our obligation to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  . Novartis will provide us with the funds necessary to purchase the shares in the offer. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  . Because the form of payment consists solely of cash and all of the funding which will be needed has already been arranged, and also because of the lack of any relevant historical information concerning WJ Acquisition Corp., we do not think our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  . You will have at least until 12:00 midnight, New York City time, on Monday, July 3, 2000, to tender your shares of Wesley Jessen common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  . We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  . If we decide to extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

   To tender your shares in the offer, you must:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

  . tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  . if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to ChaseMellon, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after August 4, 2000. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to ChaseMellon while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES WESLEY JESSEN'S BOARD OF DIRECTORS THINK OF THE OFFER?

  . The Board of Directors of Wesley Jessen has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, the holders of shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and has recommended that the holders of shares accept the offer and tender shares pursuant to the offer.

WILL WESLEY JESSEN CONTINUE AS A PUBLIC COMPANY?

  . No. If the merger occurs, Wesley Jessen will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market System or any other securities market, there may not be a public trading market for the shares and Wesley Jessen may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

  . If we accept for payment and pay for at least 51% of the outstanding shares on a fully diluted basis, we will merge with and into Wesley Jessen. If the merger occurs, Wesley Jessen will become an indirect wholly owned subsidiary of Novartis, and each share that remains outstanding (other than any shares held in the treasury of Wesley Jessen VisionCare, Inc., or owned by Novartis, WJ Acquisition Corp. or any of their subsidiaries, and any shares held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $38.50 per share in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  . If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer.

  . If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Wesley Jessen VisionCare, Inc. may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On May 26, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $33.19 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  . You can call Innisfree M&A Incorporated, the Information Agent, at (212) 750-5833 or (888) 750-5834 or Lehman Brothers, the Dealer Manager, at
     (212) 526-5044 or (212) 526-6105. See the back cover of this Offer to Purchase.

To All Holders of Common Stock of
Wesley Jessen VisionCare, Inc.:

                                 INTRODUCTION

   WJ Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis AG, a Swiss corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Common Stock"), of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), that are issued and outstanding, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of November 16, 1999, as amended, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), for $38.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Lehman Brothers Inc. ("Lehman"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Bear, Stearns & Co. Inc. ("Bear Stearns") has delivered to the Board its written opinion dated May 29, 2000 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Bear Stearns is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Bear Stearns.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE 51% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), AND
(II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER

(THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 30, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $38.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

   The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of Shares that satisfies the Minimum Condition pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this paragraph) and the percentage that the number of Shares beneficially owned by Parent or Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions within its power to cause Purchaser's designees to be elected or appointed to the Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors.

   The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

   Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See
Section 11.

   The Company has advised Purchaser that as of May 23, 2000, 18,175,585 shares of Common Stock were issued, consisting of 17,671,246 shares of Common Stock outstanding and 504,339 shares of Common Stock held in the treasury of the Company. In addition, the Company has advised Parent that as of May 23, 2000, 2,689,475 shares of Common Stock are reserved for issuance pursuant to employee stock options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 10,383,968 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 18,324,649 Shares.

   No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday, July 3, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

   The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition) in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) decrease the number of Shares sought in the Offer,
(iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Section 14 hereof,
(v) except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner materially adverse to the holders of Shares.

   The Merger Agreement also provides that, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the initial expiration date, which shall be the twentieth business day from and after the date the Offer is commenced, in the following events: (i) from time to time, if, at the initial expiration date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed ten (10) business days each (or an aggregate of thirty (30) business days for all such extensions); or (iv) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares on a diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions); provided that Purchaser shall accept and promptly pay for all securities tendered prior to the date of such extension, and shall otherwise meet the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with each such extension. In addition, pursuant to the Merger Agreement, Parent and Purchaser agreed that Purchaser shall, from time to time, extend the Offer, if requested by the Company, if, at the initial expiration date (or any extended date of the Offer, if applicable), all of the conditions to the Offer other than the Minimum Condition and/or the HSR Condition or the condition that no impeding governmental order exists shall have been waived or satisfied and the Minimum Condition and/or the HSR Condition or the condition that no impeding governmental order exists shall not have been satisfied, until the earlier of ten (10) business days after such expiration date (or extended expiration date of the Offer, if applicable) or September 30, 2000, in the case of the Minimum Condition, or November 30, 2000, in the case of the HSR Condition or the condition that no impeding governmental order exists, or such earlier date upon which either such condition shall not be reasonably capable of being satisfied prior to November 30, 2000. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

   Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

   For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

   UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

   Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

   DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY, IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES, DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 30, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

   UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS.

   Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

   The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets (generally assets held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

   THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

   The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to tax on the net amount of such capital gain at a maximum rate of 20%, provided that the Shares were held for more than 12 months. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Shares should consult their own tax advisors in this regard.

   Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS.

   The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on Nasdaq as reported by the Dow Jones News Service and the amount of cash dividends paid or declared per Share according to published financial sources.

                              SHARES MARKET DATA

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
        1998:
        First Quarter................................... $40.25 $32.13    $ 0
        Second Quarter..................................  34.00  18.38      0
        Third Quarter...................................  25.75  17.00      0
        Fourth Quarter..................................  27.75  16.88      0


        1999:
        First Quarter................................... $27.56 $20.50    $ 0
        Second Quarter..................................  34.88  26.75      0
        Third Quarter...................................  32.75  27.13      0
        Fourth Quarter..................................  39.94  25.31      0


        2000:
        First Quarter................................... $40.00 $22.94    $ 0
        Second Quarter (through June 5, 2000)...........  39.38  31.00      0

   On May 26, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $33.19. On June 5, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $36.98. As of June 5, 2000, the approximate number of holders of record of the Shares was 180.

   STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

   Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   General. The Company is a Delaware corporation with its principal executive offices located at 333 East Howard Avenue, Des Plaines, Illinois 60018, and its telephone number is (847) 294-3000. The Company is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market, and ranks fourth in the contact lens market overall in terms of net revenues. The Company was founded by Drs. Newton K. Wesley and George Jessen in 1946. From 1980 to 1995, the Company operated as a wholly owned subsidiary of Schering-Plough Corporation. In June 1995, Bain Capital, Inc. and management acquired the Company from Schering-Plough in a leveraged acquisition. In 1997, the Company made its initial public offering of common stock, which trades in Nasdaq under the symbol "WJCO".

   Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                        WESLEY JESSEN VISIONCARE, INC.
                       PROJECTED FINANCIAL PERFORMANCE*

       DESCRIPTION                                   FY 2000  FY 2001  FY 2002
       -----------                                   -------- -------- --------
       Net sales.................................... $341,500 $374,300 $411,356
       Cost of Goods Sold...........................  107,051  113,600  124,846
       Gross Profit.................................  234,449  260,700  286,510
       Income from Operations (EBIT)................   67,372   79,421   87,198
       Net Income...................................   42,260   50,900   55,882

      -------
      * All amounts in thousands.

   CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO, THESE PROJECTIONS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY". WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS WHICH MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MOST OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE YEARS ENDING DECEMBER 31, 2000, 2001 AND 2002 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent and Purchaser or any other person to whom these projections were provided that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

   General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 608 Fifth Avenue, New York, New York 10020 and its telephone number is (212) 307-1122. Purchaser is an indirect wholly owned subsidiary of Parent.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   Parent is a corporation organized under the laws of Switzerland. Its principal offices are located at Schwarzwaldallee 215, CH-4058 Basel, Switzerland, and its telephone number is 011-41-61-324-8000. Parent is a world leader, both in sales and in innovation, in its continued core businesses: pharmaceuticals, generics, eyecare products and medicines, consumer health and animal health. Parent also is a world leader in agribusiness, the operations of which will be spun off to form Syngenta AG in 2000. The common stock of Parent is listed on the Swiss Stock Exchange under the symbol "SWX" and the American Depositary Shares of Parent are traded on the New York Stock Exchange under the symbol "NVS".

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.  FINANCING OF THE OFFER AND THE MERGER.

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $791 million. Purchaser will obtain all of such funds from Parent or one of Parent's subsidiaries. Parent and its subsidiary will provide such funds from existing resources.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT.

   Over the past several years, CIBA Vision Corporation, an indirect wholly owned subsidiary of Parent ("CIBA Vision"), and the Company have engaged in various commercial transactions, including licensing arrangements, in the ordinary course of their respective businesses.

   During the first week of May 2000, a representative of Lehman Brothers, financial advisor to Parent, telephoned a representative of Bear Stearns, financial advisor to the Company, to discuss a potential transaction.

   On May 10, 2000, Dr. Glen Bradley, Chief Executive Officer of CIBA Vision, and representatives of Parent's financial advisor, met with Kevin Ryan, Chief Executive Officer of the Company, Edward Kelley, Chief Financial Officer of the Company, and a representative of the Company's financial advisor to discuss a potential transaction. On the same day, CIBA Vision entered into a confidentiality agreement with the Company.

   During the period from May 10 through May 24, 2000, representatives of CIBA Vision, the financial, legal and accounting advisers to Parent and CIBA Vision conducted a due diligence review of the Company and attended presentations made by the management of the Company. In addition, during this period representatives of CIBA Vision also visited certain facilities of the Company.

   On May 24, 2000, Parent's financial advisers telephoned the Company's financial advisers to inform them that Parent was prepared to make a proposal to acquire all of the outstanding Shares for a price of $38.00 per Share, subject to satisfactory agreement between Parent and the Company on other aspects of the proposed transaction, including the terms of a draft merger agreement. The Company informed Parent that it was unwilling to commence negotiations at that price. On May 24, 2000 and May 25, 2000, the financial advisers continued discussions regarding the proposed acquisition of the Company by Parent, including the proposed purchase price. On May 25, 2000, Parent's financial advisers informed the Company's financial advisers that Parent was prepared to make a proposal to acquire all of the outstanding Shares for a price of $38.50 per Share. In the evening of May 25, 2000, the Company's financial advisers informed Parent's financial advisers, on behalf of the Board, that the Company would consider the proposed acquisition by Parent at such price, subject to satisfactory negotiation of the terms of the draft merger agreement. During the period from May 25, 2000 through May 29, 2000, representatives of Parent, CIBA Vision and the Company and their respective legal and financial advisers negotiated the terms of the Merger Agreement.

   The Merger Agreement was finalized and executed, and a joint press release announcing the proposed Offer and the Merger was issued, on May 30, 2000.

   On June 6, 2000, Parent and Purchaser commenced the Offer.

THE MERGER AGREEMENT

   THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE SEC IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

   The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the public announcement of the terms of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that they shall not, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Section 14 hereof, (v) except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner materially adverse to the holders of Shares.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with Delaware Law. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by Parent, Purchaser or any subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will convert into the right to receive the Merger Consideration.

   Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company as of the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, the Certificate of Incorporation and Bylaws of Purchaser in effect immediately prior to the Effective Time will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the date on which Purchaser completes the purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

   Proxy Statement. The Merger Agreement provides that the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, prepare and file with the SEC a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger Agreement and the Merger and shall use its reasonable best efforts to cause a definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer. The Company, subject to its fiduciary duties under applicable law, has agreed to include in the Proxy Statement, the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger. Parent and Purchaser and any of their respective subsidiaries have agreed to vote, or cause to be voted, all Shares owned by them in favor of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event Parent, Purchaser, or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to be effective, as soon as practicable after such acquisition, without the Stockholders' Meeting.

   Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or the completion date of the Offer, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated in the Merger Agreement), the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated by the Merger Agreement, or as required by applicable law or rule of any stock exchange or over-the-counter market, neither the Company nor any of its subsidiaries shall, during the period of the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the completion date of the Offer and except as set forth in Section 5.1 of the Company Disclosure Letter, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent: (a) amend or otherwise change its certificate of incorporation or by-laws, or amend the Rights Agreement or reduce the rights issued thereunder; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to Company Stock Options under the Company Stock Option Plans, which options are outstanding on the date of the Merger Agreement; provided that the occurrence of a separation of the rights under the Rights Agreement, and the related issuance of Shares to the Company's stockholders thereunder shall not be deemed a breach of the Merger Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Shares by a third party, and (ii) such acquisition did not occur as a result of the Company breaching the non-solicitation covenant under the Merger Agreement described below under the heading "No Solicitation of Transactions"); (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, and
(ii) dispositions of obsolete or worthless assets); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date of the Merger Agreement or expressly permitted thereunder, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Shares or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) commence any claim, suit or other action or settle, pay or discharge any claim, suit or other action brought or threatened against the Company, other than any claim, suit or action with respect to or arising out of the ordinary course of business which is not material to the Company considered as a whole; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except in the ordinary course of business, or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) commit to make any capital expenditures or purchases of fixed assets, except in the ordinary course of business consistent with past practice; or (iv) enter into any lease agreement, other than in the ordinary course of business consistent with past practice; (f) increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, or grant any severance or termination pay (except payments required to be made under obligations existing on the date of the Merger Agreement that are disclosed to Parent and Purchaser in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its subsidiaries, except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $150,000, or establish, adopt, enter into or amend any collective bargaining agreement, any of the Company's benefit plans, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, benefit plan, trust, fund, policy or arrangement; (g) take any action to change material accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP or the SEC's position occurring after the date of the Merger Agreement; (h) except in the ordinary course of business, make any tax election or settle or compromise any material United States federal, state, local or non-United States tax liability; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company's reports or incurred in the ordinary course of business and consistent with past practice; (j) enter into any contract or agreement which is material to the Company, other than in the ordinary course of business and consistent with past practices, or amend, modify or consent to the termination of any material contract other than in the ordinary course of business and consistent with past practices; or (k) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement.

   Company Board Representation. The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this sentence), and the percentage that the number of Shares beneficially owned by Parent or Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. The Merger Agreement also provides that, at such time, the Company shall use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board, other than any such committee of such Board established to take action under the Merger Agreement, and (ii) each board of directors of each subsidiary of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board, until the Effective Time, such board of directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company.

   The Merger Agreement provides that, following the election or appointment of Purchaser's designees, in accordance with the immediately preceding paragraph and prior to the Effective Time, the approval of those directors of the Company who were directors on the date of the Merger Agreement and who are not officers of the Company shall be required to authorize any termination of the Merger Agreement by the Company, any amendment thereto requiring action by the Company's board of directors, any amendment of the Certificate of Incorporation or Bylaws of the Company, any extension of time for performance of any obligation or action thereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company and any material transaction with Parent, Purchaser or any of their affiliates.

   Access to Information. Pursuant to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent reasonable access during normal business hours to its properties, books, contracts, commitments and records; shall furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request or has reasonably requested; and make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request and Parent has agreed to keep such information confidential, in accordance with the terms of the Confidentiality Letter described below.

   No Solicitation of Transactions. The Company has agreed that it shall not, directly or indirectly, or through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, and shall not permit any such officer, director, employee, representative or agent to, solicit or encourage the initiation of any inquiries or proposals regarding, or participate in negotiations or discussions concerning, any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"). The Company may furnish information in response to unsolicited requests by, and participate in discussions and negotiations with, third parties in connection with any such transaction or Acquisition Proposal only if such person has submitted a bona fide written proposal which the Board reasonably determines is likely to lead to a Superior Proposal not solicited in violation of the Merger Agreement and has executed a confidentiality agreement with the Company, provided that such actions occur prior to the consummation of the Offer and the Board determines in good faith (based on the advice of its financial advisor and counsel) that the failure to take such actions would be inconsistent with its fiduciary duties.

   The Company has agreed to immediately cease any discussions or negotiations with any person, entity or group concerning any such transaction or any Acquisition Proposal that were continuing as of the date of the Merger Agreement. The Company has also agreed to notify Parent promptly orally and in writing upon receipt of any Acquisition Proposal, or any modification or amendment thereto, or any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

   The Company has also agreed that neither the Company nor the Board shall withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, or fail at Parent's request to reaffirm, the approval by the Board of the Merger Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. Notwithstanding the foregoing, in the event that, after the Company has received a bona fide written Acquisition Proposal not solicited in violation of the Merger Agreement, the Board determines (based on the advice of its counsel), prior to the consummation of the Offer, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board may withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger or approve or recommend such an Acquisition Proposal that is a Superior Proposal, provided, however, that in no event may the Board take either such action earlier than the second full business day following Parent's receipt of written notice of the intention of the Board to do so.

   The Company and the Board shall not (i) redeem the rights under the Rights Agreement, or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless the Merger Agreement has been terminated in accordance with its terms.

   "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets of the Company or any of its Subsidiaries having a fair market value equal to more than 30% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the Transactions; provided, however, that the term "Alternative Transaction" shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

   "Superior Proposal" means any written proposal made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, if, and only if, the Board reasonably determines (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the Transactions, taking into account, at the time of determination, any changes to the terms of the Merger Agreement which, as of that time, had been proposed by Parent, and (ii) that the person or entity making such Acquisition Proposal is capable of consummating such Acquisition Proposal.

   The Company has agreed not to release any Third Party from confidentiality provisions of any agreement to which the Company is a party.

   Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, prior to the Expiration Date, the Company will take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding Company Stock Option granted under any of the Company's 1995 Stock Purchase and Option Plan, 1996 Stock Option Plan, Stock Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans") or under any other plan or arrangement, each outstanding warrant and option to purchase shares, whether or not then exercisable or vested, and each right to purchase Shares under the Company's Employee Stock Discount Purchase Plan and the International Employee Discount Purchase Plan (collectively, the "Company Purchase Plans"), shall be cancelled and, in exchange therefor, each holder of such Company Stock Option, warrant, option or right to purchase shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

   The Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Company Stock Options, other options, warrants and rights to purchase Shares and shall take any such action as may be reasonably necessary to give effect to, and to accomplish the above transactions involving Company Stock Options.

   Effective as of the Effective Time and for a one-year period thereafter, Parent agreed to provide, or cause the Surviving Corporation and its subsidiaries to provide, those persons who, immediately prior to the Effective Time, were employees of the Company and its subsidiaries and who continue in such employment ("Continuing Employees") with benefits and compensation that are substantially comparable, in the aggregate, to the compensation and benefits provided to such employees as of the date of the Merger Agreement; provided that Parent or the Surviving Corporation may terminate the employment of any such Continuing Employees in accordance with applicable laws and contractual rights, if any, of such Continuing Employees. Except with respect to accruals under any defined benefit pension plan, Parent will, or will cause the Surviving Corporation and its subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any of their subsidiaries for such Continuing Employees' service with the Company or any subsidiary of the Company, to the same extent recognized by the Company for similar purposes immediately prior to the Effective Time.

   Directors' and Officers' Indemnification and Insurance. The Merger Agreement further provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the Certificate of Incorporation and Bylaws of the Company on the date of the Merger Agreement, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees, or agents of the Company, unless such modification shall be required by law.

   The Merger Agreement provides that Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries against the costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement.

   The Merger Agreement also provides that Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of twice the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

   Consents; Approvals; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, Parent and the Company shall (i) promptly make all filings necessary in connection with their respective Necessary Consents (defined as consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to the HSR Act, state securities or "blue sky" laws, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, Delaware Law with respect to the filing of the Certificate of Merger and the rules and regulations of the Nasdaq, antitrust or other competition laws of other jurisdictions) and (ii) use reasonable best efforts to cooperate with one another in (y) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions and (z) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including such party's Necessary Consents. The parties shall cooperate with one another in connection with the making of all such filings, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or otherwise submitting. Without limiting the generality of the foregoing, Parent and Purchaser agree to (i) promptly effect all necessary registrations and filings, including, but not limited to, filings and submissions of information under the HSR Act, and applicable foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or limitation of competition (collectively, "Antitrust Laws"), and (ii) use reasonable best efforts to promptly take, or cause their affiliates to take, if required by the Federal Trade Commission (the "FTC") or its staff, the Assistant Attorney General in charge of the Antitrust Division and his staff, or any state attorney general or its staff, or any comparable person under applicable foreign Antitrust Laws, in each case in order to consummate the Transactions, all commercially reasonable actions and things to secure federal, state and applicable foreign antitrust clearance. The existence of the conditions set forth in clause (b) under "Conditions to the Merger" and in Section 14, clauses (a) and (b), will not limit or diminish Parent's obligations pursuant to the foregoing sentence or relieve Parent of any liability or damages that may result from its breach of its obligations under such sentence. In connection with the foregoing, the Company will cooperate with and assist Parent, and, with respect to matters that are within its power or control will use its reasonable best efforts to promptly (x) take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable Antitrust Laws to consummate the Transactions as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and the other Transactions. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to their respective subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other Transactions.

   Other Cooperation and Further Assurances. Parent, Purchaser and the Company have also agreed that if required by applicable law, as soon as practicable following consummation of the Offer, Parent and the Company shall together, or pursuant to any reasonable allocation of responsibility between them, cooperate with one another in taking all commercially reasonable efforts in order to lift any injunctions or remove any other impediment to the consummation of the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each of the parties to the Merger Agreement shall take all such necessary action.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit matters, labor matters, intellectual property, environmental matters, taxes, amendments to the Rights Agreement, material contracts and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions: (a) the Offer Completion Date shall have occurred, which is the date on which Purchaser completes the purchase of Shares pursuant to the Offer; (b) if required by applicable law, the Merger Agreement shall have been adopted at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with Delaware Law; and (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

   Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or (b) by either Parent or the Company if the initial consummation of the Offer shall not have occurred on or prior to September 30, 2000, provided, however, that either party may, by written notice to the other party delivered on or prior to September 30, 2000, extend such date until November 30, 2000, if the failure to consummate the Offer on or prior to September 30, 2000 shall have resulted from the failure of the conditions set forth in clause (a) of Section 14 and/or clause
(b) of Section 14 to be satisfied, and provided further that the right to terminate the Merger Agreement pursuant to this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement pursuant to this clause (b) has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; or (c) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Section 14, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; or (d) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order decree or ruling; or (e) by Parent, if, whether or not permitted to do so by the Merger Agreement, the Board or the Company shall, prior to the Offer Completion Date, (x) (i) withdraw, modify or change its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to Parent; (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any public position or make any disclosures to the Company's stockholders, whether or not permitterd by the non-solicitation covenant, which has the effect of any of the foregoing; or
(f) by Parent or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in the Merger Agreement; provided that, except for any breach of the Company's obligations under the non-solicitation covenant, if such breach is curable prior to the initial expiration date of the Offer (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate the Merger Agreement under this clause (f) until such date; or (g) by the Company, in order to accept a Superior Proposal; provided that (A) the Offer shall not theretofore have been consummated (or, if the Offer is consummated and extended, initially consummated); (B) the Board determines (based on the advice of counsel) that the failure to take such actions would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall have the paid the Fees and the Expenses described below under the section entitled "Fees and Expenses"; and (E) the Company shall have complied in all respects with the non-solicitation covenant.

   Notwithstanding the foregoing, the right to terminate the Merger Agreement pursuant to clauses (e) and (f) above shall not be available to Parent if Purchaser or any other affiliate of Parent shall have acquired the Shares pursuant to the Offer.

   Effect of Termination. In the event of the termination of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except for any obligation of the Company or Parent set forth below under the section entitled "Fees and Expenses". Notwithstanding the foregoing, nothing in the Merger Agreement shall relieve the Company or Parent from liability for any wilful breach thereof.

   Fees and Expenses. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. The Company shall pay Parent a fee of $30,000,000 (the "Fee") and shall also pay Parent up to $1,000,000 to reimburse Parent for its itemized out-of-pocket expenses in connection with the Transactions (the "Expense Reimbursement") upon the first to occur of any of the following events: (1) the termination of the Merger Agreement by Parent pursuant to the provisions described above in clause (e) or (f); or (2) the termination of the Merger Agreement by the Company pursuant to the provisions described above in clause
(g). Parent shall reimburse the Company for the fee of $25,000,000 paid to Ocular Sciences, Inc. in connection with the termination of the Ocular Merger Agreement (the "Parent Expense Reimbursement") upon the termination of the Merger Agreement (i) by either Parent or the Company pursuant to the provisions described above in clause (b), (c) or (d), if the failure to consummate the Offer is the result of the failure of the conditions set forth in any of clause (a) or (b) of Section 14 herein to be satisfied, or (ii) by the Company pursuant to the provision described above in clause (f); provided, however, that if within twelve months of termination of the Merger Agreement pursuant to clause (i) of this sentence, an Alternative Transaction is consummated, the Company shall pay to Parent, not later than two days after the date such Alternative Transaction is consummated, an amount equal to $25,000,000, previously reimbursed to the Company by Parent pursuant to the provisions of the Merger Agreement. The Fee and the Expense Reimbursement and the Parent Expense Reimbursement shall be paid by wire transfer of same day funds to an account designated by Parent or the Company, as applicable, within two business days after a demand for payment following (i) in the case of the Fee and the Expense Reimbursement, the first to occur of any of the events described above in the second sentence of this paragraph; provided that, in the event of a termination of the Merger Agreement pursuant to the provision described above in clause (g), the Fee and the Expense Reimbursement shall be paid as therein provided as a condition to the effectiveness of such termination and (ii) in the case of the Parent Expense Reimbursement, the first to occur of any of the events described above in the third sentence of this paragraph. The agreements regarding the Fee and Expense Reimbursement are an integral part of the Transaction and do not constitute a penalty.

THE CONFIDENTIALITY AGREEMENT

   THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED MAY 10, 2000, BETWEEN THE COMPANY AND CIBA VISION (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

   On May 10, 2000, the Company and CIBA Vision executed the Confidentiality Agreement. Pursuant to the terms of the Confidentiality Agreement, each party agreed to provide to the other party certain non-public information concerning such party (the "Confidential Information").

   As a condition for the disclosure of the Confidential Information to each other, the Company and CIBA Vision each agreed, among other things: (1) to treat confidentially the Confidential Information, (2) to use the Confidential Information only for the purposes of evaluation of a possible business transaction with each other, (3) to disclose Confidential Information to its directors, officers, employees, affiliates, prospective capital or financing sources, advisors or other representatives (collectively, a party's "Representatives") on a need-to-know basis only; provided that the Representatives have agreed to be bound by that party's obligations under the Confidentiality Agreement, (4) not to disclose to any third party other than a party's Representatives, without the prior written consent of the other party, any of the Confidential Information, the fact that discussions or negotiations are taking place concerning a possible transaction, or any terms, conditions or the status thereof, unless in the unqualified opinion of that party's counsel, disclosure is required to be made under the Securities Act or the Exchange Act, or other applicable law, (5) to immediately notify the other party of the receipt of any demand or request by subpoena, civil investigative demand, interrogatories, requests for information or other similar process to disclose any portion of the Confidential Information and the terms of such demand or request, and, if disclosure of the Confidential Information is required, to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, and (6) to promptly destroy or return to the other party, upon request, all Confidential Information, without retaining any copy thereof. The Confidentiality Agreement shall remain in effect for five years commencing on May 10, 2000.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE
MERGER.

   Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent.

   Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the Stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that the Stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

   In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

   The Merger Agreement provides that, promptly following the purchase by Purchaser of a number of Shares that satisfies the Minimum Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern", to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Bear Stearns) are not necessarily opinions as to "fair value" under Section 262.

   The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

   Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association,
(vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or
(x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12. DIVIDENDS AND DISTRIBUTIONS.

   The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of any class of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to options granted under the Company's 1995 Stock Purchase and Option Plan, 1996 Stock Option Plan, Stock Incentive Plan and Non-Employee Director Stock Option Plan outstanding on the date hereof); provided that the occurrence of a separation of the rights under the Rights Agreement and the related issuance of Common Stock to the Company's stockholders thereunder shall not be deemed a breach of the Merger Agreement to the extent that (A) the occurrence of such separation occurred as a result of an unsolicited acquisition of Common Stock by a third party, and (B) such acquisition did not occur as a result of the Company breaching the "No Solicitation" covenant under the Merger Agreement; (b) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries, except for (i) sales of inventory in the ordinary course of business consistent with past practices and (ii) dispositions of obsolete or worthless assets; or (c) (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or any combination thereof, with respect to any of its capital stock, except for dividends by any wholly owned subsidiary to the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except as required by the terms of any security as in effect on the date of the Merger Agreement or expressly permitted under the Merger Agreement, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary of the Company to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Common Stock or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Common Stock or (iii) issue or sell any additional Common Stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

   If, on or after May 30, 2000, the Company should declare, set aside, make or pay any dividend on the Common Stock or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Common Stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Common Stock purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Common Share payable by Purchaser pursuant to the Offer will be reduced (subject to the provisions of the Merger Agreement) to the extent that any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all of the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

   Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event that the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer if (i) the Minimum Condition has not been satisfied or (ii) at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following conditions exists:

     (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a governmental entity of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a governmental entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, or (ii) prohibits or restricts the ownership by Parent (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser or Parent effectively to acquire the Shares; or

     (b) any applicable waiting period under all necessary registration and filings, including, but not limited to, filings and submissions of information, under the HSR Act and applicable foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or limitation of competition, shall not have expired or been terminated; or

     (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

     (d) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

     (e) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and accurate as of the date made (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) (in each case without, for this purpose, giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect on the Company contained in such representations and warranties), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or the Company shall have breached or failed to perform or comply in any material respect with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; provided, however, that such breach or failure to perform is incapable of being cured or has not been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire); or

     (f) the Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent, or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal, or shall have resolved to do any of the foregoing;

which, in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, except for the Minimum Condition and otherwise subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, any time and from time to time, in the sole discretion of Parent and Purchaser.

   The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted by Parent and Purchaser at any time and from time to time. Notwithstanding the fact that Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares.

   Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

   General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware (i) of any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or
(ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer, pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 29, 2000, prior to the execution of the Merger Agreement, the Board, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is advisable and fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and to the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

   Pursuant to the HSR Act, Parent expects to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about June 9, 2000. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Such waiting period may be extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Lehman Brothers is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay Lehman Brothers reasonable and customary compensation for such services. Parent has also agreed to reimburse Lehman Brothers for all reasonable out-of-pocket expenses incurred by Lehman Brothers, including the reasonable fees and expenses of legal counsel, and to indemnify Lehman Brothers against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree will be paid a fee of $15,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                         WJ Acquisition Corp.

Dated: June 6, 2000

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

   The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Novartis AG, Schwarzwaldallee 215, CH-4058 Basel, Switzerland.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF              CITIZENSHIP
   ------------------------    ----------------------------------------------------   -----------
 Dr. Daniel Vasella..........  Chairman of the Board of Directors, Chief Executive    Switzerland
                               Officer of Parent and Head of the Executive
                               Committee. Dr. Vasella assumed the position of
                               Chairman in April 1999, having served as President,
                               Chief Executive Officer and Head of the Executive
                               Committee since December 1996. From April 1995 until
                               December 1996, Dr. Vasella was a member of the
                               Sandoz Group Executive Committee and served as Chief
                               Executive Officer of Sandoz Pharma Ltd. Prior to his
                               appointment as Chief Executive Officer of Sandoz
                               Pharma Ltd., Dr. Vasella was Chief Operating Officer
                               of Sandoz Pharma Ltd. Dr. Vasella currently is a
                               member of the Board of Directors of Credit Suisse
                               Group, the Supervisory Board of Siemens AG in
                               Munich, Germany and the International Board of
                               Governors of the Press Center of Peace in Tel Aviv,
                               Israel. In addition, Dr. Vasella is a member of
                               several industry associations, including the
                               International Business Leaders Advisory Council for
                               the Mayor of Shanghai, a member of the Board of
                               INSEAD (Institute Europeen d'Administration des
                               Affaires, i.e., the European Institute for Business
                               Administration), IMD (International Institute of
                               Management Development) and a member of the Global
                               Leaders for Tomorrow Group of the World Economic
                               Forum in Davos, Switzerland.

                               The business address of Sandoz Pharma Ltd. was Lichtstrasse 35, CH-4002 Basel, Switzerland.

 Hans-Jorg Rudloff...........  Vice Chairman of the Board of Directors of Parent      Switzerland
                               since December 1996. From 1995 to December 1996, Mr.
                               Rudloff was Vice Chairman of the Board of Directors
                               of Sandoz AG. He was elected a Director of Sandoz AG
                               in 1994. Mr. Rudloff has been the Head of Investment
                               Banking of the Barclays Group since 1998. From 1995
                               to 1998, he served as Chairman of Marcuard Cook &
                               Cie S.A. and Chairman of MC-BBL Securities Ltd. Mr.
                               Rudloff also is a member of the boards of various
                               companies, including Pargesa S.A. in Geneva,
                               Switzerland and TBG (Thyssen-Bornemisza Group). He
                               also serves on the Advisory Board of the
                               Landeskreditbank in Baden-Wurttemberg.

                               The business address of Sandoz AG was Lichtstrasse
                               35,
                               CH-4002 Basel, Switzerland. The business address of
                               Barclays Group is 54 Lombard Street, London EC3P
                               3AH, United Kingdom. The business address of
                               Marcuard Cook & Cie S.A. is P.O. Box, CH-1211
                               Geneva, Switzerland. The business address of MC-BBL
                               Securities Ltd. is London, United Kingdom.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF              CITIZENSHIP
   ------------------------    ----------------------------------------------------   -----------
 Prof. Dr. Helmut Sihler.....  Vice Chairman of the Board of Parent and a member of     Austria
                               the Chairman's Committee since December 1996. From
                               1983 until December 1996, Prof. Sihler was a member
                               of the Board of Directors and the Chairman's
                               Committee of CIBA-Geigy AG, and Vice Chairman of the
                               Board since 1993. Prof. Sihler also is Chairman of
                               the Supervisory Boards of Deutsche Telekom AG, Bonn,
                               Germany and Dr. Ing. H.c. F. Porsche AG in
                               Stuttgart, Germany. Prof. Sihler serves as honorary
                               professor for economics in Munster, Germany.

                               The business address of CIBA-Geigy AG was Klybeckstrasse 141, CH-4002 Basel, Switzerland.

 Heini Lippuner..............  Director of Parent and a member of the Chairman's      Switzerland
                               Committee. Mr. Lippuner has served as Director of
                               Parent since December 1996 and as a member of the
                               Chairman's Committee since April 1999. From 1986 to
                               December 1996, Mr. Lippuner was a member of the
                               Executive Committee as well as Chief Operating
                               Officer of the CIBA-Geigy Group. Mr. Lippuner is a
                               member of the Boards of Directors of Credit Suisse
                               Group, Buhler AG in Uzwil, Switzerland and
                               Winterthur Insurance Ltd. in Winterthur,
                               Switzerland.

                               The business address of CIBA-Geigy AG was Klybeckstrasse 141, CH-4002 Basel, Switzerland.

 Birgit Breuel...............  Director of Parent. Mrs. Breuel has served as a          Germany
                               Director since December 1996 and prior to that, she
                               was a Director of CIBA-Geigy AG since 1994. Since
                               1995, Mrs. Breuel has been acting as the General
                               Commissioner and since 1997, she has been a member
                               of the Executive Board of Expo 2000 Hannover GmbH,
                               the company organizing the World Exposition EXPO
                               2000 in Hannover, Germany. Mrs. Breuel also serves
                               as a member of the Board of Gruner+Jahr AG in
                               Hamburg, Germany and as a member of the Advisory
                               Board of J.P. Morgan GmbH in Frankfurt, Germany.

                               The business address of CIBA-Geigy AG was
                               Klybeckstrasse 141, CH-4002 Basel, Switzerland. The
                               business address of Expo 2000 Hannover GmbH is 30510
                               Hannover, Germany.

 Prof. Dr. Peter Burckhardt..  Director of Parent since December 1996. Prof.          Switzerland
                               Burckhardt has been Professor of Internal Medicine
                               and Chairman of the Department of Internal Medicine
                               at the University of Lausanne since 1982. Prof.
                               Burckhardt also serves as the Head of Medical
                               Service at the University Hospital of Lausanne since
                               1992. Prof. Burckhardt also serves as Chairman of
                               the Board of National Osteoporosis Societies,
                               trustee of the International Foundation of
                               Osteoporosis and member of the Committee of Appeal
                               of the Swiss Inter-Cantonal Office for the Control
                               of Drugs. Until 1995, Prof. Burckhardt was President
                               of the Swiss Society of Internal Medicine and the
                               Swiss Osteoporosis Association.

                               The address of the Medical Faculty at the University
                               of Lausanne is CHUV, CH-1011 Lausanne, Switzerland.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   -------------
 Dr. Hans-Ulrich Doerig......  Director of Parent since December 1996. Since 1998,     Switzerland
                               Dr. Doerig has served as Vice Chairman of the
                               Executive Board and Chief Risk Officer of Credit
                               Suisse Group. With the merger of the former Credit
                               Suisse International and the former CS First Boston
                               in 1997, he became Chief Executive Officer of Credit
                               Suisse First Boston in Zurich. In 1996, he was
                               appointed President of the General Management of
                               Credit Suisse in Zurich, in view of the Credit
                               Suisse Group restructuring. From 1993 to 1996, Dr.
                               Doerig served as full-time Vice Chairman of the
                               Board of Credit Suisse, heading the Credit and
                               Finance Committee as well as the Audit Committee of
                               the Board. Dr. Doerig is also Vice Chairman of the
                               Board of the University of Zurich.

                               The business address of Credit Suisse Group is Paradeplatz 8, P.O. Box, CH-8070 Zurich,
                               Switzerland.

 Walter G. Frehner...........  Director of Parent. Mr. Frehner has served as a         Switzerland
                               Director since December 1996, and prior to that, as
                               Director of CIBA-Geigy AG since 1994. From 1993
                               until his retirement in May 1996, Mr. Frehner served
                               as Chairman of the Board of Directors of Swiss Bank
                               Corporation, which merged with Union Bank of
                               Switzerland in June 1998. Mr. Frehner is also a
                               Director of Schindler Holding AG and Vice Chairman
                               of the insurance company Baloise Holding AG, in
                               Basel, Switzerland.

                               The business address of Swiss Bank Corporation was Aeschenvorstadt 1, P.O. Box, CH-4002 Basel,
                               Switzerland.

 William W. George...........  Director of Parent since May 1999. Mr. George has      United States
                               been Chairman (since 1996) and Chief Executive
                               Officer (since 1991) of Medtronic, Inc. in
                               Minneapolis, Minnesota, where he also served as
                               President and Chief Operating Officer from 1989 to
                               1991. Mr. George is also a member of the Boards of
                               Directors of Dayton Hudson, Imitation, and Allina
                               Health Systems.

                               The business address of Medtronic, Inc. is 7000
                               Central Avenue, Minneapolis, Minnesota 55303.

 Alexandre F. Jetzer.........  Director of Parent since December 1996. From            Switzerland
                               December 1996 until July 1999, Mr. Jetzer was a
                               member of the Executive Committee and Head of
                               International Coordination, Legal & Taxes of Parent.
                               From May 1995 to December 1996, Mr. Jetzer was Vice
                               Chairman and Chief Executive Officer of Sandoz
                               Corporation in New York, New York and Chief
                               Executive Officer of Sandoz Pharmaceuticals
                               Corporation in East Hanover, New Jersey. From 1981
                               to 1995, he was a member of the Sandoz Group
                               Executive Committee.

                               The business address of Sandoz Corporation was 608
                               Fifth Avenue, New York, New York 10020. The business
                               address of Sandoz Pharmaceuticals Corporation was 59
                               State Route 10, East Hanover, New Jersey 07936-1005.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF              CITIZENSHIP
   ------------------------    ----------------------------------------------------   -----------
 Pierre Landolt..............  Director of Parent. Mr. Landolt has held this          Switzerland
                               position since December 1996, and prior to that, was
                               a Director of Sandoz AG since 1986. He has been the
                               President of the Sandoz family foundation since
                               1994. Mr. Landolt is a member of various boards,
                               including Emasan AG, Basel, Switzerland; Curacao
                               International Trust Company, Curacao; and Parmigiani
                               Mesure et Art du Temps, Fleurier, Switzerland.

                               The business address of the Sandoz family foundation
                               is Sandoz Family Offices, 85 Avenue General Guisan,
                               CH-1009 Pully, Switzerland.

 Prof. Dr. Rolf M.             Director of Parent since May 1999. Prof. Zinkernagel   Switzerland
  Zinkernagel................  has been Professor and Director of the Institute of
                               Experimental Immunology at the University of Zurich
                               since 1992. Prof. Zinkernagel won the Nobel Prize
                               for Medicine (Immunology) in 1996. He is a member of
                               the Swiss Society of Allergy and Immunology
                               (President, 1993 to 1994), the American Associations
                               of Immunologists and of Pathologists, the ENI
                               European Network of Immunological Institutions, the
                               International Society for Antiviral Research, the
                               Scientific Advisory Board of Cytos in Zurich, CTL
                               Toronto/Delaware and Lombard & Odier Bank in Zurich.

                               The address of the Institute of Experimental
                               Immunology at the University of Zurich is Universitatsspital/Dept. Path., Institut fur Exp.
                               Immunologie, Schmelzbergstr. 12, CH-8091 Zurich,
                               Switzerland.

 Dr. Raymund Breu............  Chief Financial Officer and a member of the            Switzerland
                               Executive Committee since December 1996. Dr. Breu
                               was Head of Group Finance and a member of the Sandoz
                               Group Executive Committee from 1993 until December
                               1996.

                               The business address of Sandoz AG was Lichtstrasse
                               35,
                               CH-4002 Basel, Switzerland.

 Dr. Hans Kindler............  Head of Novartis Switzerland and of Group Technology   Switzerland
  Novartis AG                  and a member of the Executive Committee since
  Lichtstrasse 35              December 1996. From 1990 until 1996, Dr. Kindler
  CH-4058, Basel               served as a member of the Executive Committee of the
  Switzerland                  former CIBA-Geigy AG, where he was responsible for
                               personnel, production and technology, as well as for
                               safety and environmental protection.

                               The business address of CIBA-Geigy AG was Klybeckstrasse 141, CH-4002 Basel, Switzerland.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   -------------
 Dr. A. N. "Jerry"             Head of Novartis' Healthcare Division and Chief        United States
  Karabelas..................  Executive Officer of its pharmaceutical operations, as well as a member of the Executive Committee since
                               January 1998. Until January 1997, Dr. Karabelas held
                               various positions of increasing responsibility with
                               SmithKline Beecham Pharmaceuticals: in 1997, he was
                               Executive Vice President; from 1995 until January
                               1997, he was a member of the Executive Management
                               Team; and from 1994 to 1996, he was Head of
                               Diversified Pharmaceutical Services and President of
                               U.S. Pharmaceuticals. In addition to his
                               responsibilities at Parent, Dr. Karabelas serves on
                               the Boards of Directors of the Philadelphia College
                               of Pharmacy and Science and the Fox Chase Cancer
                               Center. He is also a member of the Scientific
                               Advisory Committee of the Massachusetts General
                               Hospital.

                               The business address of SmithKline Beecham
                               Pharmaceuticals is P.O. Box 7929, 1 Franklin Plaza,
                               Philadelphia, Pennsylvania 19101.

 Thomas Ebeling..............  Chief Operating Officer of Novartis Pharmaceuticals       Germany
  Novartis AG                  (since December 1999) and member of the Executive
  Lichtstrasse 35              Committee (since September 1998). From September
  CH-4002, Basel               1998 to December 1999, Mr. Ebeling was Chief
  Switzerland                  Executive Officer of Novartis' Consumer Health
                               Division. Prior to that, he was Chief Executive
                               Officer of Novartis' global nutrition operations, a
                               position he assumed in December 1997. Mr. Ebeling
                               joined Parent in May 1997 as General Manager of
                               Novartis Nutrition for Germany and Austria. Before
                               joining Parent, Mr. Ebeling worked for Pepsi-Cola
                               Germany for six years, during which time he served
                               in various capacities: from 1996 to 1997, he was
                               General Manager of Pepsi-Cola in Germany; and from
                               1994 to 1996, he served as National Sales and
                               Franchise Director.

                               The business address of Pepsi-Cola GmbH in Germany is Martin Behaimstrasse 12, 63263 Neu Isenburg,
                               Germany.

 Al Piergallini..............  Chief Executive Officer of Novartis' Consumer Health   United States
  Novartis Consumer Health     Division and member of the Executive Committee since
  Inc.                         December 1999. Prior to that, Mr. Piergallini was
  560 Morris Ave.              President and Chief Executive Officer of Novartis
  Summit, New Jersey           Consumer Health North America starting in January
                               1999. Before that, he was Chairman, President and
                               Chief Executive Officer of Gerber Products Company.
                               He joined Gerber in 1989 as President and Chief
                               Operating Officer.

                               The business address of Gerber Products Company is 445 State Street, Freemont, Michigan.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   --------------
 Heinz Imhof.................  Head of Novartis' Agribusiness Division and a member    Switzerland
                               of the Executive Committee since June 1999. Since
                               December 1996, Mr. Imhof has been Head of Parent
                               Seeds. From 1995 until December 1996, he served as a
                               member of the Sandoz Group Executive Committee. From
                               1993 to 1995, he was Chairman and Chief Executive
                               Officer of Sandoz Corporation, New York, New York.
                               Additionally, he was Chairman and Chief Executive
                               Officer of Sandoz Pharmaceuticals Corporation in
                               East Hanover, New Jersey.

                               The business address of Sandoz AG was Lichtstrasse
                               35, CH-4002 Basel, Switzerland.

 Dr. Urs Barlocher...........  Head of International Coordination, Legal and Taxes     Switzerland
                               and Corporate Security, as well as a member of the
                               Executive Committee, since June 1999. From December
                               1996 until May 1999, Dr. Barlocher was Head of
                               Corporate Legal, Taxes and Insurance. From May 1995
                               until December 1996, Dr. Barlocher served as
                               Chairman of the Board of Sandoz Deutschland GmbH
                               (Germany) and Biochemie GmbH (Austria). Prior to
                               that, he was Chief Executive Officer of Sandoz
                               Pharma Ltd. for three years.

                               The business address of Sandoz Deutschland GmbH was Wiesentalstrasse 27, 79540 Loerrach, Germany. The business address of Biochemie GmbH is Biochemiestrasse 10, A-6250 Kundl, Austria. The business address of Sandoz Pharma Ltd. was Lichtstrasse 35, CH-4002 Basel, Switzerland.

 Norman C. Walker............  Head of Human Resources since May 1998 and a member    United Kingdom
                               of the Executive Committee since June 1999. Before
                               joining Parent, Mr. Walker worked for Kraft Jacobs
                               Suchard in Zurich for seven years, serving as Head
                               of Human Resources.

                               The business address of Kraft Jacobs Suchard is Klausstrasse 6, Zurich, Switzerland.

 Dr. John Atkin..............  Chief Executive Officer of Novartis Crop Protection    United Kingdom
                               since June 1999. From January to May 1999, Dr. Atkin
                               served as Chief Operating Officer of Novartis Crop
                               Protection. From February 1997 to July 1998, Dr.
                               Atkin was Head of Insecticides and Patron for Asia
                               (area responsibility), and thereafter until December
                               1998, he was Head of Product Portfolio Management of
                               Novartis Crop Protection. Dr. Atkin was General
                               Manager of Sandoz Agro France from May 1995 to
                               January 1997 and before that, since July 1993, Head
                               of Sandoz Agro Northern Europe. Earlier appointments
                               were in crop protection with FMC Europe in Brussels
                               (marketing and sales manager), Rhone-Poulenc
                               (product development) and the British Ministry for
                               Agriculture.

                               The business address of Sandoz AG and Sandoz Agro
                               Northern Europe was Lichtstrasse 35, CH-4002 Basel,
                               Switzerland. The business address of Sandoz Agro
                               France was St.-Germain-En-Laye, France.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   --------------
 Dr. Glen Bradley............  Chief Executive Officer of CIBA Vision since 1990.     United States
  CIBA Vision Corporation      Dr. Bradley is a director of Summit Technology,
  11460 Johns Creek Pkwy.      E-Doctor Network, CIBA Vision AG, CIBA Vision
  Duluth, Georgia              Corporation, CIBA Vision Puerto Rico, Inc., CIBA
                               Vision Surgical Products, Inc. and Biocure, Inc.

 Hans-Beat Gurtler...........  Head of Novartis Animal Health since December 1996.     Switzerland
                               From 1990 to 1996, Mr. Gurtler was the Head of the
                               Animal Health Sector of the former CIBA-Geigy Group.

                               The business address of the CIBA-Geigy AG was Klybeckstrasse 141, CH-4002 Basel, Switzerland.

 Dr. Oswald Sellemond........  Chief Executive Officer of Novartis Generics since        Austria
  Biochemie GmbH               December 1996. Since 1990, Dr. Sellemond has been
  Biochemiestrasse 10          Chief Executive Officer of Biochemie GmbH in Kundl,
  A-6250 Kundl                 Austria, formerly a division of the Sandoz Group,
  Austria                      and in 1999, he became Chairman of Biochemie GmbH.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

   The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser.
Unless otherwise indicated, the current business address of each person is Novartis Corporation, 608 Fifth Avenue, New York, New York 10020.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   --------------
 Robert L. Thompson, Jr......  Director of Purchaser and Chief Executive Officer      United States
                               and President of Purchaser. Executive Vice President
                               and General Counsel of Novartis Corporation since
                               January 1997. From January 1990 to December 1996,
                               Mr. Thompson served as Vice President, General
                               Counsel and Secretary of Sandoz Corporation.

                               The business address of Sandoz Corporation was 608
                               Fifth Avenue, New York, New York.

 Terence A. Barnett..........  Chief Financial Officer of Purchaser. President and    United Kingdom
                               Chief Executive Officer of Novartis Corporation
                               since June 1999. From September 1996 to June 1999,
                               Mr. Barnett served as President and Chief Executive
                               Officer of Novartis China in Beijing, China. Mr.
                               Barnett is a Director of Novartis Corporation and
                               several of its subsidiaries.

                               The business address of Novartis China is No. 1 Jian
                               Guo Men Wai Avenue, Beijing 100004, P.R. China.

                                          CURRENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT; MATERIAL POSITIONS
           NAME AND                       HELD DURING THE PAST FIVE YEARS
   CURRENT BUSINESS ADDRESS               AND BUSINESS ADDRESSES THEREOF               CITIZENSHIP
   ------------------------    ----------------------------------------------------   -------------
 Mr. Tim Barabe..............  Chief Operating Officer of Purchaser. Chief            United States
  CIBA Vision Corporation      Financial Officer of CIBA Vision Corporation since
  11460 Johns Creek Pkwy.      1993. Mr. Barabe is a director of CIBA Vision Puerto
  Duluth, Georgia              Rico, Inc., CIBA Vision Surgical Products, Inc.,
                               Biocure, Inc. and Fernbank Natural History Museum.

 Jeff Benjamin...............  Vice President and Secretary of Purchaser. Vice        United States
                               President and Associate General Counsel of Novartis
                               Corporation since January 1997. From January 1995 to
                               December 1996, Mr. Benjamin was at Ciba-Geigy
                               Corporation, serving as Vice President and Associate
                               General Counsel in 1995 and Vice President and
                               General Counsel in 1996.

                               The business address of Ciba-Geigy Corporation was 520 White Plains Road, Tarrytown, New York.

 Wayne P. Merkelson..........  Treasurer and Assistant Secretary of Purchaser. Vice   United States
                               President and Associate General Counsel of Novartis
                               Corporation since January 1997. From April 1989 to
                               December 1996, Mr. Merkelson served as Associate
                               General Counsel to Sandoz Corporation, becoming a
                               Vice President of that company in 1996.

                               The business address of Sandoz Corporation was 608
                               Fifth Avenue, New York, New York.

   Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (201) 296-4293

                             Confirm by Telephone:
                                (201) 296-4860

  By Overnight Courier:            By Mail:                   By Hand:
Reorganization Department  Reorganization Department Reorganization Department
    85 Challenger Road           P.O. Box 3301              120 Broadway
    Mail Stop--Reorg.     South Hackensack, NJ 07606         13th Floor
Ridgefield Park, NJ 07660                                New York, NY 10271

                              OTHER INFORMATION:

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED

                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
               Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                         Three World Financial Center
                               200 Vesey Street
                           New York, New York 10285

                Call Collect: (212) 526-5044 or (212) 526-6105